EXHIBIT 10.1

MASTER LICENSE AGREEMENT

This Master License Agreement is entered into between First American CoreLogic, Inc., a Delaware corporation (“FACL”) and First Advantage Credco, LLC, a Delaware limited liability company, DBA First American Credco (“Customer”) (collectively, the “Parties,” or individually, a “Party”). This Master License Agreement is effective upon execution by FACL (“Effective Date”).

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

Unless the context of a provision herein otherwise requires, words importing the singular shall include the plural and vice-versa. The words “include,” “includes” or “including” shall mean include without limitation, includes without limitation or including without limitation. As used in this Agreement, the following terms have particular meanings as defined below.

1.1 “Agreement” means this Master License Agreement, together with all related statements of work (each a “SOW”), exhibits, orders and amendments.

1.2 “Confidential Information” means (i) information disclosed by a Party relating to the Services, product development strategy and activity, marketing strategy, corporate assessments and strategic plans, either present or future; pricing, financial and statistical information, accounting information, identity of and information regarding the Parties to this Agreement, suppliers, employees, investors, or customers; software, source code, systems, processes, designs, schematics, methods, techniques, algorithms, formulae, inventions, discoveries, policies, guidelines, procedures, practices, disputes or litigation; (ii) other confidential, proprietary or trade secret information disclosed by that Party that is identified in writing as such at the time of its disclosure; (iii) all other confidential, proprietary or trade secret information disclosed by that Party; (iv) information relating to that Party’s employees, contractors or customers, such as social security number verification which, if released, would cause an unlawful or actionable invasion of privacy; and (v) any compilation or summary of information or data that is itself Confidential Information.

1.3 “End User” means an individual or entity determined by Customer to have a legitimate business need to use Customer’s products, whom Customer has approved as a qualified recipient of Customer’s products, and, if applicable, who has permission to access Customer’s system on a restricted basis using an assigned password or other security mechanism to access Customer’s products.

1.4 “Permitted Affiliate” means an entity that is controlled by, controls, or is under common control with Customer and to which Customer is authorized to provide the Services in the Permitted Applications listed in a particular SOW.

1.5 “Permitted Applications” means the authorized use of the Services and restrictions on use of the Services set forth in the applicable SOW and this Agreement.

1.6 “Services” means the software applications, models, analytics, and any applicable user manuals and any other services provided by FACL to Customer as specified in each statement of work.

2.	Agreement Structure

This Agreement contains terms and conditions applicable to all statements of work (“SOW”). Each SOW sets forth the specific Services, delivery methods, Fees, Permitted Applications and any other terms applicable to the specific Services provided under such SOW. If changes to this Agreement are desired, a written amendment signed by both Parties is required. If a SOW requires the recurring of individual ordering of Services, an order for that particular SOW is required.

3.	License

3.1 License Grant. Subject to the terms and conditions of this Agreement, FACL grants to Customer a non-exclusive, non-transferable, limited license under FACL’s intellectual property rights in the Services to use the Services set forth in each SOW solely for the Permitted Applications for each of the Services. There are no implied licenses under this Agreement, and any rights not expressly granted to Customer are reserved by FACL for its own use and benefit.

3.2 License Restrictions. Customer agrees, represents, and warrants to FACL, both during and after the Term of this Agreement, as follows:

(a) Customer shall not use the Services for purposes other than the Permitted Applications in the applicable SOW and shall ensure compliance with such terms by its End Users and Permitted Affiliates, if applicable.

(b) Unless expressly authorized in an applicable SOW: (i) the Services are for Customer’s and its employees’ sole use; (ii) with the exception of Permitted Affiliates designated in any applicable SOW, Customer shall not share the Services with any third party, including any third parties involved in any joint venture or joint marketing arrangements with Customer; and (iii) Customer shall not use or store the Services outside the United States.

(c) Unless expressly authorized in an applicable SOW, Customer shall not (and shall contractually require that its End Users and Permitted Affiliates do not): (i) disclose, use, disseminate, reproduce or publish any portion of the Services in any manner or permit the same; (ii) process or combine any portion of the Services or permit any portion of the Services to be processed or combined with other data or software from any other source; (iii) allow access to the Services through any terminals located outside of Customer’s operations or facilities; or (iv) use the Services or the results of the Services to create derivative products.

(d) Customer shall not (and shall contractually require that its End Users and Permitted Affiliates do not) use the Services in any way that: (i) infringes any third party’s copyright, patent, trademark, trade secret or other intellectual property or proprietary rights or rights of publicity or privacy; (ii) violates any law, statute, ordinance or regulation (including laws and regulations governing unfair competition, anti-discrimination and false advertising); or (iii) is defamatory, trade libelous, unlawfully threatening or unlawfully harassing. Customer shall abide by all prevailing federal, state, and local laws and regulations of any kind governing fair information practices and consumers’ rights to privacy, including any applicable non-solicitation laws and regulations.

(e) Customer shall obtain any necessary licenses, certificates, permits, approvals or other authorizations required by federal, state or local statute, law or regulation applicable to Customer’s use of the Services.

(f) Customer shall not (and shall contractually require that its End Users and Permitted Affiliates do not) disassemble, decompile, manipulate or reverse engineer FACL’s proprietary information or any portion of the Services. Customer shall take all necessary steps to prevent unauthorized use or disclosure or disassembly, decompiling, manipulation or reverse engineering of FACL’s proprietary information or any portion of the Services.

(g) Customer shall not (and shall contractually require that its End Users and Permitted Affiliates do not) sell, license, publish, display, copy, distribute, or otherwise make available FACL’s proprietary information in any form or by any means, except as expressly permitted by this Agreement or applicable SOW, including without limitation the transfer to a third party or, if not expressly prohibited by this Agreement, as allowed under the fair use provision of the Copyright Act, 17 U.S.C. § 107.

4.	Fees

4.1 Fees. In consideration of the license granted to Customer, Customer shall pay FACL the fees set forth in each SOW (“Fees”) within 30 days of FACL’s date of invoice unless provided differently in the applicable SOW. At the end of each FACL billing cycle, FACL may invoice Customer for all Fees incurred by Customer during such billing cycle.

4.2 Taxes. Fees are exclusive of sales, use, ad valorem, personal property, and other taxes, which are the responsibility of Customer. FACL shall charge Customer applicable sales tax. Customer shall file all other taxes. If applicable, Customer shall provide FACL with a resale or exemption certificate in order to notify FACL how to appropriately invoice Customer for taxes.

5.	Reporting; Audits

5.1 Report. If applicable to the fee structure set forth in the applicable SOW, within 15 days after the end of each calendar month, Customer shall provide FACL with a usage or royalty report that sets forth a detailed and accurate statement of the usage and gross revenue earned with respect to that month, together with payment.

5.2 Compliance Audits. FACL may, at its own expense, select an independent auditor to audit Customer for the purpose of ensuring Customer’s compliance with the terms and conditions of this Agreement, after providing Customer with reasonable notice. Customer shall promptly provide FACL and its auditors with access to the files and records requested for the audit. If the audit indicates there is a material breach in Customer’s compliance with this Agreement, FACL shall provide Customer with written notice of such material breach. If Customer does not cure the breach within 10 days of the date of the written notice from FACL, FACL may terminate this Agreement. If Customer does not cooperate with FACL’s reasonable request to audit for compliance within 30 days of the date of the notice, FACL may immediately terminate this Agreement. If FACL conducts a compliance audit, Customer shall notify FACL in writing of the identity of persons assigned usernames and passwords to use the Services, and all changes, deletions or additions to the identity of persons assigned usernames and passwords.

6.	Term; Termination

6.1 Term and Termination. The term of this Master License Agreement commences on the Effective Date and shall continue until all SOWs are terminated. The term of each SOW shall be specified in each such SOW. This Agreement may not be terminated without cause during the term. If either Party breaches any provision of this Agreement (including any provision of any SOW), the non-breaching Party may, upon providing written notice of such breach, terminate this Agreement (including all SOWs) or the particular SOW that directly relates to such breach, if the breach is not cured within 30 days following such notice, unless a shorter cure period is otherwise set forth herein or in the applicable SOW. If Customer breaches this Agreement after receiving two prior breach notices within the term of this Agreement, FACL may automatically terminate this Agreement without providing further notice.

6.2 Effects of Termination. Upon termination of this Agreement, all license rights granted by FACL to Customer terminate and Customer shall pay FACL in full for all Services accessed or delivered.

6.3 Return or Destruction of Materials. Within 15 days of termination of a SOW by either Party, Customer shall: (i) return all Services, the results thereof and all copies of the same to FACL at the address set forth on the signature page of this Agreement or as specified by FACL and certify by an officer of Customer that Customer has returned all Services, the results thereof and all copies of the same; or (ii) destroy all Services, the results thereof and all copies of the same and certify by an officer of Customer that such Services, the results thereof and all copies of the same have been destroyed. If such Services, the results thereof and all copies of the same are not returned or destroyed in accordance with the above, Customer shall provide FACL or its designee access to Customer’s premises for the retrieval of all such materials, and Customer shall pay the actual costs as reasonably incurred by FACL to retrieve such materials. Customer shall continue paying FACL fees ordinarily and reasonably charged by FACL for the Services after the termination of this Agreement, until such time as Customer returns to FACL or destroys such materials.

7.	Confidentiality

7.1. Obligation. Neither Party shall use, disseminate, reproduce or permit to be used, disseminated or reproduced, or in any way disclose the other Party’s Confidential Information to any person or entity except as required by law or as specifically permitted in this Agreement. Absent prior written consent of the other Party, each Party shall disclose Confidential Information only to those of its employees and independent contractors who have previously agreed to be bound by the terms and conditions of this Agreement and its in-house and outside legal counsel who need to know such information. Each Party shall treat all Confidential Information disclosed to it in connection with this Agreement as strictly confidential using commercially reasonable measures at least equal to those used by such Party with respect to its own Confidential Information.

7.2 Exceptions. The restrictions on use and disclosure of Confidential Information set forth in Section 7.1 shall not apply to any particular Confidential Information when and to the extent that the Confidential Information: (i) is or becomes generally available to the public through no fault of the receiving Party (or anyone acting on its behalf); (ii) was previously rightfully known to the receiving Party free of any obligation to keep it confidential; (iii) is subsequently disclosed to the receiving Party by a third party who may rightfully transfer and disclose the information without restriction and free of any obligation to keep it confidential; or (iv) is independently developed by the receiving Party or a third party without reference or access to the disclosing Party’s Confidential Information;. The receiving Party may disclose Confidential Information if required to do so as a matter of law, regulation or court order, provided that: (i) the receiving Party shall use all reasonable efforts to provide the disclosing Party with at least 10 days prior notice of such disclosure, (ii) the receiving Party shall disclose only that portion of the Confidential Information that is legally required to be furnished, and (iii) the receiving Party shall use reasonable efforts to seek from the party to which the information must be disclosed confidential treatment of the disclosed Confidential Information.

8.	Warranty; Indemnification; Disclaimers; Injunction

8.1 Customer and FACL Warranty. Customer acknowledges that FACL is not a consumer reporting agency as defined in the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. (“FCRA”). Customer represents and warrants that (i) it is a consumer reporting agency under the FCRA, (ii) it shall comply with the FCRA and (iii) it shall not use the Services in a way that would cause a third party to construe FACL as a consumer reporting agency. FACL acknowledges that it is a furnisher of information to consumer reporting agencies as that term is used in the FCRA. FACL represents and warrants that it is a furnisher of information of information to consumer reporting agencies and that it shall comply with the applicable provisions of the FCRA, including, but not limited to section 623 of the FCRA [15 U.S.C. section 1681s-2].

8.2 Infringement. If in FACL’s sole discretion the Services violate a third party’s intellectual property rights, FACL may: (i) procure the right for Customer to continue using the Services; (ii) modify the Services to render them no longer subject to any such claim or action; or (iii) replace the Services with equally suitable, functionally equivalent, non-infringing services. If none of the above is commercially practicable, FACL may terminate this Agreement and refund a pro-rata amount of the prepaid fees actually paid.

8.3 Disclaimer. EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT OR ANY SOW, THE SERVICES ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTIES BASED ON COURSE OF DEALING OR USAGE IN TRADE. FACL DOES NOT WARRANT THAT THE SERVICES WILL BE FREE OF BUGS OR COMPUTER VIRUSES, AND HEREBY DISCLAIMS ANY ALL LIABILITY FOR ANY LOSS OR DAMAGES SUFFERED BY ANY PERSON OR ENTITY, INCLUDING CUSTOMER, ON ACCOUNT OF BUGS, VIRUSES, OR OTHER MALICIOUS CODE IN THE SERVICES. FACL MAKES NO REPRESENTATIONS OR WARRANTIES ABOUT THE LEGALITY OR PROPRIETY OF THE USE OF THE SERVICES IN ANY GEOGRAPHIC AREA.

9.	Limitation of Liability

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NEITHER CUSTOMER NOR FACL SHALL HAVE ANY LIABILITY UNDER OR IN ANY WAY RELATED TO THIS AGREEMENT FOR ANY LOSS OF PROFIT OR REVENUE OR FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES, EVEN IF FACL OR CUSTOMER IS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES. THIS LIMIT IS CUMULATIVE AND ALL PAYMENTS UNDER THIS AGREEMENT ARE AGGREGATED TO CALCULATE SATISFACTION OF THE LIMIT.

10.	Indemnification

Customer shall indemnify and hold FACL and its affiliates and their respective officers, directors and employees harmless from and against all third party claims, losses, liabilities, costs and expenses arising out of or related to the use of the Services by the Customer (or its End Users or Permitted Affiliates), or attributable to Customer’s breach of this Agreement. FACL shall control the defense and any settlement of such claim, and Customer shall cooperate with FACL in defending against such claim. FACL shall indemnify and hold Customer and its affiliates and their respective officers, directors and employees harmless from and against all third party claims, losses, liabilities, costs and expenses arising out of or related to the provision of the Services by FACL, or attributable to FACL’s breach of this Agreement. Customer shall control the defense and any settlement of such claim, and FACL shall cooperate with Customer in defending against such claim.

11.	General Provisions

11.1 Agency. The Parties acknowledge that this is a business relationship based on the express provisions of this Agreement and no partnership, joint venture, agency, fiduciary or employment relationship is intended or created by this Agreement. Neither Party is the legal representative or agent of, nor has the power or right to obligate, direct or supervise the daily affairs of the other Party, and neither Party shall act or represent or hold itself out as such. The rights, duties, obligations and liabilities of the Parties shall be several and not joint, each party being individually responsible only for its obligations as set forth in this Agreement.

11.2 Severability. If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

11.3 Waiver. Any waiver is only valid to the extent expressly set forth in writing. No waiver by either Party of any breach by the other Party of any of the provisions of this Agreement is deemed a waiver of any preceding or succeeding breach of the same or any other provision.

11.4 Survival. The following sections survive termination of this Agreement and continue in full effect until fully satisfied: 3.2 (License Restrictions); 4 (Fees); 5 (Reporting; Audits); 6.2 (Effects of Termination); 6.3 (Return or Destruction of Materials); 7 (Confidentiality); 8.1 (Warranty), 8.3 (Disclaimer); 9 (Limitation of Liability); 10 (Indemnification); and 11 (General Provisions).

11.5 Execution. This Agreement may be executed in any number of counterparts, each of which is deemed an original, and all taken together constitute one and the same instrument. The Parties shall treat a photocopy of this Agreement as a duplicate original. If this Agreement is executed in counterparts, no signatory is bound until all Parties have duly executed this Agreement and all Parties have received a fully executed Agreement. The individuals signing below represent that they are authorized to do so by and on behalf of the Party for whom they are signing.

11.6 Governing Law; Forum; Jury Trial; Attorneys’ Fees. The interpretation and construction of this Agreement is governed by the laws of the State of Florida. The Parties shall submit to the exclusive jurisdiction of, and waive any venue objections against, the United States District Court for the Central District of California, Orange County Division and the Superior and Municipal Courts of the State of California located in Orange County in any litigation arising out of this Agreement. Each Party hereby also waives any defenses it may have before such courts based on a lack of personal jurisdiction or inconvenient forum. Each of the Parties waives the right to a jury trial. The prevailing Party shall be awarded its reasonable attorneys’ fees and costs in any lawsuit or claim arising out of or related to this Agreement.

11.7 Uncontrollable Acts. Either Party shall be excused from performance of its obligations, except for Customer’s obligation to pay the Fees for Services provided, and shall not be liable for any delay caused by the occurrence of contingencies beyond its control including, but not limited to: act of terrorism, war (declared or not declared), sabotage, insurrection, riot, act of civil disobedience, act of any government, accident, fire, explosion, flood, storm, earthquake, volcanic eruption, nuclear event, any act of God, labor disputes, failure or delay of shippers, or unavailability of components, spare parts or units.

11.8 Assignment. Neither party shall assign or transfer this Agreement or any rights or obligations under this Agreement without the express written consent of the other party, such consent shall not be unreasonably withheld. A change in ownership constitutes an assignment under this Agreement. For purposes of this Agreement, a “Change in Control” means (a) any transaction in which Customer of FACL merges or consolidates with or into another entity; (b) any transaction or series of transactions in which Customer or FACL sells or otherwise transfers more than 20 percent of its capital stock (without regard to class or voting rights) or other securities or ownership interests; or (iii) the sale, transfer or other disposition of all or substantially all of Customer’s assets or the complete liquidation or dissolution of Customer or FACL. Any unauthorized Change in Control, assignment or transfer shall be void and constitutes ground for immediate termination of this Agreement by FACL or Customer. This Agreement will bind and inure to the benefit of the Parties and their respective permitted successors and permitted assigns.

11.9 Notices. Any notice or other communication required or permitted under this Agreement is sufficiently given if delivered in person or sent by one of the following methods: (a) registered U.S. mail, return receipt requested (postage prepaid); (b) certified U.S. mail, return receipt requested (postage prepaid); or (c) commercially recognized overnight service with tracking capabilities. Notices to Customer will be sent to the address located in the signatory lines. Notices to FACL shall be sent to 4 First American Way, Santa Ana, California 92707, with a copy to FACL’s counsel at the same address marked Attention: Legal Department. Any such notice or communication is deemed properly delivered as of the date personally delivered or sent by mail or overnight service. A Party may change its address by written notice given to the other Party before the effective date of such change.

11.10 Conflicts between SOW and Agreement. If there is a conflict between terms this Master License Agreement and the terms and conditions included within an applicable SOW, this Master License Agreement controls unless explicitly stated otherwise in the applicable SOW, and in that case the conflicting terms and conditions in such SOW apply to that SOW only.

11.11 Headings; Joint Drafters. Headings at the beginning of each section and subsection are solely for convenience and shall have no effect upon construction or interpretation of this Agreement. The Parties acknowledge that this Agreement was prepared by both Parties jointly.

11.12 Entire Agreement. With respect to the Services provided under this Agreement, this Agreement constitutes the entire agreement between the Parties and supersedes all prior and contemporaneous agreements and understandings of the Parties; provided, however, that the Data Furnisher Agreement entered into between the Parties dated May 7, 2008 shall remain in full force and effect. No modifications to this Agreement are effective unless in writing and signed by both Parties.

THE PARTIES HAVE READ, UNDERSTOOD AND AGREED TO THE TERMS AND CONDITIONS OF THIS AGREEMENT.

FIRST ADVANTAGE CREDCO, LLC DBA FIRST AMERICAN CREDCO (“CUSTOMER”)		FIRST AMERICAN CORELOGIC, INC. (“FACL”)

By:	/s/John Bauer	By:	/s/ Margaret Yonkovich
Authorized Signature		Authorized Signature
Name:	John Bauer	Name:	Margaret Yonkovich
Title:	Executive Vice President	Title:	CFO
Address:	12395 First American Way	Effective Date: May 7, 2008
	Poway, CA 92064	Address:	4 First American Way
Santa Ana, California 92707

STATEMENT OF WORK 1

This Statement of Work 1 (“SOW 1”) is between First American CoreLogic, Inc., a Delaware corporation (“FACL”) and First Advantage Credco, LLC, a Delaware limited liability company, DBA First American Credco (“Customer”) (collectively, the “Parties,” or individually, a “Party”). This SOW 1 is subject to the May 7, 2008 Master License Agreement, and all subsequent amendments, exhibits, or attachments (“Agreement”) between the Parties. This SOW 1 is effective upon execution by FACL (“SOW 1 Effective Date”).

I.	SERVICES

A.	LoanSafe Application: FACL shall provide Customer with LoanSafe software and the server on which the LoanSafe software is installed (collectively, the “LoanSafe Application”).

II.	PERMITTED APPLICATIONS: Customer and other approved third parties specified below shall use the Services solely for the applications specified below in accordance with the terms and conditions of this Agreement.

A.	Customer’s Use: Customer may use the LoanSafe Application to create reports (“Customer’s Product”), which Customer may resell to RELS Reporting Services, LLC (“RELS”) who may then resell or redistribute to only the following End User for a permissible purpose under the FCRA or fraud or risk management purposes: Wells Fargo Bank, N.A., a National Bank and its affiliated companies (collectively, “Wells Fargo”) located at 1 Home Campus, MAC X2410-06T, Des Moines, IA 50328-0001. Customer may share reports generated by the Loan Safe Application with Wells Fargo’s customers or prospective customers that are subject to an “adverse action” by Wells Fargo as defined by the FCRA or as permitted by the FCRA or state credit reporting laws. Customer shall not use, relicense or redistribute the Services, except as expressly authorized in this Section A (Customer’s Use).

B.	End Users’ Use: Wells Fargo may use Customer’s Product for their internal business purposes only in accordance with the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and other applicable laws, rules and regulations. Wells Fargo shall not resell, relicense or redistribute the Customer’s Product, in whole or in part.

C.	Additional Restrictions: Customer warrants that Customer shall not use any element or component of the Services to create, replace, supplement, or enhance any title, legal, vesting, ownership, or encumbrance report. Customer further warrants that Customer shall not use the Services coupled with alternative insurance approaches or products without first obtaining written permission from FACL.

III.	FEES

A.	LoanSafe Application:

1.	Annual Fee and Discount: Customer shall pay FACL an annual fee for the Loan Safe Application of one million five hundred and eighty four thousand dollars ($1,584,000.00). Customer shall discount this Fee by fifteen percent (15%), or, two hundred and thirty-seven thousand, six hundred dollars ($237,600.00) (“Discount”) to compensate Customer for actual costs incurred in using the Loan Safe Application, which such costs shall include Customer’s support, operations, and delivery Loan Safe Application delivery (collectively, “Costs”). Upon the SOW 1 Effective Date, Customer shall pay to FACL a Fee, after the Discount is applied of one million, three hundred and forty six thousand and four hundred dollars ($1,346,400.00) to FACL in twelve (12) equal monthly payments of one hundred and twelve thousand, two hundred dollars ($112,200.00) each (“Equal Installments”).

2.	Annual True-up: Upon each anniversary date of the SOW 1 Effective Date, Customer shall provide FACL a cost accounting report setting forth actual Costs. Within 30 days of receipt of the Costs report, in the event the costs exceed the Discount amount, FACL shall pay Customer such excess amounts. Conversely, within 30 days of receipt of the Costs report, in the event the costs are less than the Discount amount, Customer shall pay FACL the difference between the Costs and the Discount.

3.	Overage Fee: Customer may use the LoanSafe Application to create a maximum of one million five-hundred and eighty-four thousand (1,584,000) reports on an annual basis (“Annual Volume Cap”) to provide to Wells Fargo. Customer shall pay FACL one dollar and ninety one cents ($1.91) for any reports it prepares in excess of the Annual Volume Cap. The payment for reports exceeding the Annual Volume Cap shall be paid on the month following the first report that exceeds Annual Volume Cap.

B.	Duplicate Reports: Customer may run a LoanSafe report on a property address that was previously run in the prior 90 days, up to a maximum of three times, for real property data and any such duplicate report shall not be calculated against the Annual Volume Cap (“Property Duplicate Report”). Customer may run a LoanSafe report requesting borrower data on a property address that was previously run in the prior 90 days, one time only and only for 75% of the original monthly reports, and any such duplicate report shall not be calculated against the Annual Volume Cap (“Borrower Duplicate Report”). For example, if Customer created 100 LoanSafe original reports in July 2008 and, within 90 days, requested 80 Borrower Duplicate Reports from those July 2008 original reports, 75 Borrower Duplicate Reports would be free of charge and not count towards the Annual Volume Cap; the other 5 Borrower Duplicate Reports would count towards the Annual Volume Cap (assuming Customer had not exceeded the Annual Volume Cap).

IV.	SOW TERM: The initial term of this SOW 1 is for 24 months. Customer may terminate this SOW 1, if the contractual relationship involving the Loan Safe reports between Wells Fargo and RELS is validly terminated (“Early Termination”). In the event of an Early Termination on or before July 16, 2008, Customer may terminate this SOW 1, without penalty, by providing FACL five (5) days prior written notice. In the event of an Early Termination subsequent to July 16, 2008, Customer may terminate this SOW 1 by providing FACL thirty (30) calendar days written notice. If this SOW 1 is terminated by Customer after the Early Termination, Customer shall pay a twenty percent (20%) penalty (“Termination Penalty”) of the remaining Fees as stated in SOW 1, III(A)(1). For example, Customer shall pay FACL for the entire month of December 2008, and a pro-rata portion for January 1, 2009 through January 12, 2009. The Termination Penalty is then cancelled from January 13, 2009 through the remaining Term.

If either party breaches any provision of this SOW 1, the non-breaching party shall, upon providing written notice of such breach, may immediately terminate this SOW 1, provided such breach is not cured within sixty (60) days following such notice. If this SOW 1 is terminated as a result of a breach, the non-breaching party shall, in addition to its right of termination, may pursue legal remedies against the breaching party. Notwithstanding the foregoing, if Customer is in breach under Section 4 (Fees) of the Agreement, FACL may terminate or suspend Services under this SOW 1 effective ten (10) days after giving Customer written notice of such breach, unless Customer shall have remedied the breach within such ten (10) day period.

The Term automatically renews for additional successive twelve (12) month terms. Either party may forego automatic renewal by giving the other party not less than thirty (30) calendar days written notice of termination prior to the expiration of the then-current term.

[THIS SPACE IS INTENTIONALLY LEFT BLANK.]

THE PARTIES HAVE READ, UNDERSTOOD AND AGREED TO THE TERMS AND CONDITIONS OF THIS SOW 1.

FIRST ADVANTAGE CREDCO, LLC DBA FIRST AMERICAN CREDCO (“CUSTOMER”)		FIRST AMERICAN CORELOGIC, INC. (“FACL”)

By:	/s/ John Bauer	By:	/s/ Margaret Yonkovich
	Authorized Signature		Authorized Signature
Name:	John Bauer	Name:	Margaret Yonkovich
Title:	Executive Vice President	Title:	CFO
Address:	12395 First American Way	Effective Date: ______________________________________
	Poway, CA 92064	Address:	4 First American Way Santa Ana, California 92707